UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 10, 2007

SYMMETRICOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-02287	95-1906306
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

2300 Orchard Parkway, San Jose, California 95131-1017

(Address of principal executive offices, including zip code)

(408) 433-0910

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Employment and Executive Severance Agreement

On September 14, 2007, Symmetricom, Inc. (the “Company”) entered into an employment and executive severance agreement with Thomas W. Steipp, President and Chief Executive Officer of the Company.  This agreement supersedes and replaces the existing employment agreement and change of control retention agreement, each dated July 1, 2001, between Mr. Steipp and the Company, which were filed as Exhibits 10.18 and 10.19, respectively, to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on September 20, 2001.  The following description of the employment and executive severance agreement with Mr. Steipp is qualified in its entirety by reference to the terms of such agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K.

The employment and executive severance agreement with Mr. Steipp provides that if at any time prior to a change of control of the Company or more than 12 months following a change of control of the Company, Mr. Steipp’s employment is terminated by the Company without cause or by Mr. Steipp for good reason, or if the Company fails to renew the employment and executive severance agreement without cause, then Mr. Steipp is entitled to the following severance benefits:  (i) an amount equal to Mr. Steipp’s annual base salary as in effect as of the termination; (ii) an amount equal to Mr. Steipp’s target annual bonus for the year prior to the year during which the termination occurs; (iii) health and life insurance benefits for Mr. Steipp and his dependents for 18 months (such benefits terminate on the date on which Mr. Steipp begins benefits coverage with another employer); (iv) accelerated vesting of 1/3rd of the unvested portion of Mr. Steipp’s stock options and other equity awards; and (v) forgiveness of any remaining amounts due on the interest-free loan in the principal amount of $500,000 made by the Company to Mr. Steipp in March 1998 and a payment equal in amount to any taxes imposed on such forgiveness of indebtedness. The agreement also provides that if at any time within 12 months following a change of control of the Company, Mr. Steipp’s employment is terminated by the Company without cause or by Mr. Steipp for good reason or by reason of Mr. Steipp’s death or disability, then Mr. Steipp is entitled to the following severance benefits:  (i) an amount equal to three times Mr. Steipp’s annual base salary as in effect as of the termination; (ii) an amount equal to three times Mr. Steipp’s target annual bonus for the year prior to the year during which the termination occurs; (iii) health and life insurance benefits for Mr. Steipp and his dependents for 18 months (such benefits terminate on the date on which Mr. Steipp begins benefits coverage with another employer); and (iv) accelerated vesting of the entire unvested portion of Mr. Steipp’s stock options and other equity awards.

Named Executive Officer Salaries

On September 10, 2007, the Compensation Committee of the Board of Directors of the Company approved the following annual salaries for named executive officers of the Company (as identified in the Company’s proxy statement filed with the Securities and Exchange Commission on September 25, 2006), effective July 9, 2007.

Name	Title	Annual Salary
Thomas W. Steipp	President and Chief Executive Officer	$500,000
William Slater	Executive Vice President, Finance and Administration and Chief Financial Officer	$320,000
Dr. Bruce Bromage	Executive Vice President and General Manager, TT&M Division	$290,000
Nancy Shemwell	Executive Vice President, Global Sales and Services	$275,000
Dale A. Pelletier	Executive Vice President, Global Manufacturing Operations	$260,000

Cash Bonus Plan

Also on September 10, 2007, the Compensation Committee of the Board of Directors of the Company approved a cash bonus plan for fiscal year 2008 (the “Plan”).  Bonuses under the Plan may be up to 127.5% of an employee’s base salary.  Payouts will be based upon operating income of the Company, as adjusted for certain items, and upon the achievement of personal goals.  For the Quality of Experience (QoE) Assurance Division, payouts will be based upon division financial goals as well as operating income of the Company, each as adjusted for certain items, and upon the achievement of strategic division milestones.  For fiscal 2008, the split of 70% financial and 30% individual goals will apply to the named executive officers identified above.  The split for David Cox, Executive Vice President and General Manager of the QoE Assurance Division, will be 60% financial and 40% strategic division milestones.  Payments under the Plan will be made on a semi-annual basis at the rate of 25% of the annual bonus amount for first half of the year, and the balance of 75% of the annual bonus amount for the second half of the year.  Such payments will be made within sixty days of the end of each six-month period. Employees must be on the payroll when payments are made to be eligible to participate in the Plan.

Item 9.01       FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits.

Exhibit Number	Description
10.1	Employment and Executive Severance Agreement, dated September 14, 2007, between the Company and Thomas W. Steipp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2007	By:	/s/ William Slater
William Slater
Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary